Filed Pursuant to Rule 433

Registration No. 333-210983

Issuer Free Writing Prospectus dated July 28, 2016

Relating to Preliminary Prospectus Supplement dated July 28, 2016

APPLE INC.

FINAL PRICING TERM SHEET

Floating Rate Notes due 2019

Issuer:	Apple Inc.
Principal Amount:	$350,000,000
Maturity:	August 2, 2019
Spread to LIBOR:	14 basis points
Designated LIBOR Page:	Reuters Page LIBOR 01
Index Maturity:	3 Months
Interest Reset Period:	Quarterly
Initial Interest Rate:	Three month LIBOR plus 14bps, determined on the second London business day preceding the scheduled closing date
Price to Public:	100.000%
Interest Payment Dates:	February 4, May 4, August 4, and November 4, commencing November 4, 2016
Day Count Convention:	The actual number of days in an interest period and a 360-day year
Trade Date:	July 28, 2016
Settlement Date:	August 4, 2016 (T+5)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

CUSIP/ISIN:	037833 CA6 / US037833CA68
Underwriters:
Joint Book-Running Managers:	Goldman, Sachs & Co.
J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc.
Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Standard Chartered Bank
Wells Fargo Securities, LLC Lebenthal & Co., LLC Loop Capital Markets LLC
Mischler Financial Group, Inc.
The Williams Capital Group, L.P.

1.100% Notes due 2019 (“2019 Fixed Rate Notes”)

Issuer:	Apple Inc.
Principal Amount:	$1,150,000,000
Maturity:	August 2, 2019
Coupon:	1.100%
Price to Public:	99.900%
Interest Payment Dates:	February 4 and August 4, commencing February 4, 2017
Day Count Convention:	30/360
Benchmark Treasury:	0.750% due July 15, 2019
Benchmark Treasury Yield:	0.814%
Spread to Benchmark Treasury:	32 basis points
Yield:	1.134%
Redemption:	Apple Inc. may at its option redeem the 2019 Fixed Rate Notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2019 Fixed Rate Notes to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2019 Fixed Rate Notes to be redeemed (exclusive of interest accrued to, but excluding, the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2019 Fixed Rate Notes) plus 10 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.
Trade Date:	July 28, 2016
Settlement Date:	August 4, 2016 (T+5)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

CUSIP/ISIN:	037833 CB4 / US037833CB42
Underwriters:
Joint Book-Running Managers:	Goldman, Sachs & Co.
J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc.
Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Standard Chartered Bank
Wells Fargo Securities, LLC Lebenthal & Co., LLC Loop Capital Markets LLC
Mischler Financial Group, Inc.
The Williams Capital Group, L.P.

1.550% Notes due 2021 (“2021 Fixed Rate Notes”)

Issuer:	Apple Inc.
Principal Amount:	$1,250,000,000
Maturity:	August 4, 2021
Coupon:	1.550%
Price to Public:	99.861%
Interest Payment Dates:	February 4 and August 4, commencing February 4, 2017
Day Count Convention:	30/360
Benchmark Treasury:	1.125% due June 30, 2021
Benchmark Treasury Yield:	1.079%
Spread to Benchmark Treasury:	50 basis points
Yield:	1.579%
Redemption:

Prior to July 4, 2021, Apple Inc. may at its option redeem the 2021 Fixed Rate Notes, in whole or in part, at any time or from time to time, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2021 Fixed Rate Notes to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2021 Fixed Rate Notes to be redeemed (assuming that such notes matured on July 4, 2021), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2021 Fixed Rate Notes) plus 10 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after July 4, 2021, Apple Inc. may redeem the 2021 Fixed Rate Notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2021 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	July 28, 2016
Settlement Date:	August 4, 2016 (T+5)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

CUSIP/ISIN:	037833 CC2 / US037833CC25
Underwriters:
Joint Book-Running Managers:	Goldman, Sachs & Co.
J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc.

Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Standard Chartered Bank
Wells Fargo Securities, LLC Lebenthal & Co., LLC Loop Capital Markets LLC
Mischler Financial Group, Inc.
The Williams Capital Group, L.P.

2.450% Notes due 2026 (“2026 Fixed Rate Notes”)

Issuer:	Apple Inc.
Principal Amount:	$2,250,000,000
Maturity:	August 4, 2026
Coupon:	2.450%
Price to Public:	99.727%
Interest Payment Dates:	February 4 and August 4, commencing February 4, 2017
Day Count Convention:	30/360
Benchmark Treasury:	1.625% due May 15, 2026
Benchmark Treasury Yield:	1.501%
Spread to Benchmark Treasury:	98 basis points
Yield:	2.481%
Redemption:

Prior to May 4, 2026, Apple Inc. may at its option redeem the 2026 Fixed Rate Notes, in whole or in part, at any time or from time to time, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2026 Fixed Rate Notes to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2026 Fixed Rate Notes to be redeemed (assuming that such notes matured on May 4, 2026), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2026 Fixed Rate Notes) plus 15 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after May 4, 2026, Apple Inc. may redeem the 2026 Fixed Rate Notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2026 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	July 28, 2016
Settlement Date:	August 4, 2016 (T+5)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

CUSIP/ISIN:	037833 BZ2 / US037833BZ29
Underwriters:
Joint Book-Running Managers:	Goldman, Sachs & Co.
J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc.

Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Standard Chartered Bank
Wells Fargo Securities, LLC Lebenthal & Co., LLC Loop Capital Markets LLC
Mischler Financial Group, Inc.
The Williams Capital Group, L.P.

3.850% Notes due 2046 (“2046 Fixed Rate Notes”)

Issuer:	Apple Inc.
Principal Amount:	$2,000,000,000
Maturity:	August 4, 2046
Coupon:	3.850%
Price to Public:	99.735%
Interest Payment Dates:	February 4 and August 4, commencing February 4, 2017
Day Count Convention:	30/360
Benchmark Treasury:	2.500% due February 15, 2046
Benchmark Treasury Yield:	2.235%
Spread to Benchmark Treasury:	163 basis points
Yield:	3.865%
Redemption:

Prior to February 4, 2046, Apple Inc. may at its option redeem the 2046 Fixed Rate Notes, in whole or in part, at any time or from time to time, at a redemption price, calculated by Apple Inc., equal to the greater of (i) 100% of the principal amount of the 2046 Fixed Rate Notes to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2046 Fixed Rate Notes to be redeemed (assuming that such notes matured on February 4, 2046), exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the applicable Treasury Rate (as defined in the 2046 Fixed Rate Notes) plus 25 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after February 4, 2046, Apple Inc. may redeem the 2046 Fixed Rate Notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2046 Fixed Rate Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	July 28, 2016
Settlement Date:	August 4, 2016 (T+5)
Denominations:	$2,000 and any integral multiple of $1,000 in excess thereof

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

CUSIP/ISIN:	037833 CD0 / US037833CD08
Underwriters:
Joint Book-Running Managers:	Goldman, Sachs & Co.
J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc.

Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Standard Chartered Bank
Wells Fargo Securities, LLC Lebenthal & Co., LLC Loop Capital Markets LLC
Mischler Financial Group, Inc.
The Williams Capital Group, L.P.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the third business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Goldman, Sachs & Co. toll free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, or by contacting Apple Inc.’s Investor Relations at http://investor.apple.com/contactUs.cfm.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.